EXHIBIT 99.1

MOLECULAR PHARMACOLOGY (USA) LTD.
DISCLOSURE COMMITTEE CHARTER

  Purpose

  It is the policy of Molecular Pharmacology (USA) Ltd. (the "Company") that all disclosures made by the Company to its security holders or the investment community should be accurate and complete and fairly present the Company's financial condition and results of operations in all material respects, and should be made on a timely basis as required by applicable laws and stock exchange requirements. The Company's policy statement and guidelines are attached hereto as Exhibit A.

  Structure

    Membership. The membership of the Committee shall initially consist of the Company's Chief Executive Officer, President, Chief Financial Officer and Director, Corporate Communications and Investor Relations.

    Meetings. The Committee shall meet as frequently as circumstances dictate to (i) ensure the accuracy and completeness of the Disclosure Statements and (ii) evaluate the Disclosure Controls (as defined below) and determine whether any changes to the Disclosure Controls are necessary or advisable in connection with the preparation of the Company's upcoming periodic reports or other Disclosure Statements, taking into account developments since the most recent Committee meeting, including changes in the Company's organization and business lines and any change in economic or industry conditions.

  Responsibilities

  The Committee shall be have responsibility for oversight of the accuracy and timeliness of the disclosures made by the Company by being responsible for the following tasks:

    Design and establish controls and other procedures (which may include procedures currently used by the Company) that are designed to ensure that (1) information required by the Company to be disclosed to the Securities and Exchange Commission ("SEC") and other written information that the Company will disclose to the investment community is recorded, processed, summarized and reported accurately and on a timely basis and (2) information is accumulated and communicated to management as appropriate to allow timely decisions regarding such required disclosure ("Disclosure Controls").

    Monitor the integrity and effectiveness of the Company's Disclosure Controls.

    Review and supervise the preparation of the Company's (i) periodic and current reports, proxy statements, registration statements and any other information filed with the SEC, (ii) press releases containing financial information, earnings guidance, information about collaborations, information about clinical trials or regulatory matters, information about material acquisitions or dispositions or other information material to the Company's security holders, and (iii) presentations to analysts and the investment community (collectively, the "Disclosure Statements").

    Evaluate the effectiveness of the Company's Disclosure Controls within 90 days prior to the filing of the Company's Annual Report on Form 10-KSB and each Quarterly Report on Form 10-QSB (collectively, the "periodic reports").

    Report to and consult with the Company's Board of Directors and its Audit Committee as needed.

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The Committee shall base the design, implementation and evaluation of the Disclosure Controls on the following:

  Establishing a Control Environment. The Committee shall focus on monitoring and evaluating the integrity, ethical values and competence of the Company's officers and employees, management's philosophy and operating style; the manner in which management assigns authority and responsibility and organizes and develops the Company's employees; and the attention and direction provided by the Company's Board of Directors and its Audit Committee;

  Disclosure Related Risk Assessment. The Committee shall stress the identification and analysis of relevant risks to achievement of accurate and timely disclosure and help form a basis for determining how the risks should be managed;

  Control Activities.  The Committee shall ensure that necessary actions are taken to address risks to achievement of the objectives;

  Information and Communication. The Committee shall incorporate steps that ensure information is delivered and communication efficiently flows down, across and up the organization;

  Monitoring. The Committee shall assess the quality of the disclosure system over time through ongoing monitoring and separate evaluations, including through regular management supervision.

In discharging its duties, the Committee shall have full access to all Company books, records, facilities, and personnel, including the internal auditors.

  Other Responsibilities

  The Committee shall review and reassess this Charter periodically and recommend any proposed changes to the Board of Directors for approval.

  Disclosure of Charter

            This Charter will be made available to any stockholder who requests a copy. The Company's Annual Report to Stockholders on Form 10-K shall state the foregoing.

Exhibit A (to Disclosure Committee Charter)
Molecular Pharmacology (USA) Ltd.
Policy Statement and Guidelines for Corporate Disclosure

  Purpose

  On August 27, 2002, the United States Securities and Exchange Commission adopted rules requiring public companies such as Molecular Pharmacology (USA) Ltd. (the "Company") to maintain certain disclosure controls and procedures to ensure that information that they are required to disclose in the reports they file with, or submit to, the SEC is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms. The Company is adopting this Policy Statement (including the Guidelines for Corporate Disclosure set forth in Section IV below) for the purpose of assuring that the Company complies with its disclosure obligations as a public company, including, for example, maintaining appropriate disclosure controls and procedures and limiting the selective disclosure of material, nonpublic information.

  Disclosure Controls and Procedures

It is the Company's policy to maintain disclosure controls and procedures designed to ensure that information that it is required to disclose in the reports filed or submitted to the SEC under the Securities Exchange Act of 1934, as amended, is:

    recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms; and

    accumulated and communicated to Company management, including the Chief Executive Officer and Chief Financial Officer, in a manner that facilitates timely decisions regarding required disclosure.

        These disclosure controls and procedures shall apply to all of the Company's public disclosure of material information, including all:

    reports filed or submitted under the Securities Exchange Act of 1934, as amended;

    public offerings prospectuses and private placement memoranda;

    earnings releases and other public disclosures;

    disclosures to Market Professionals or Stockholders subject to Regulation FD; and

    disclosure of material information required by the Nasdaq National Market or any other securities exchange on which the Company's securities are traded.

    III.      Administration of Disclosure Controls and Procedures

                        A. Oversight Responsibility

The Company's Chief Executive Officer and Chief Financial Officer together are responsible for establishing, maintaining and evaluating the Company's disclosure controls and procedures. To assist them in this effort, a Disclosure Committee has been formed and Disclosure Coordinators designated

                        B.  Disclosure Committee

The Disclosure Committee was formed to assist the Chief Executive Officer and Chief Financial Officer in establishing, maintaining and evaluating the Company's disclosure controls and procedures. In particular, the Disclosure Committees shall be responsible for:

      assuring that information that is potentially required to be publicly disclosed is accumulated and communicated to the Disclosure Committee;

      evaluating such accumulated information to determine disclosure obligations on a timely basis so that all public disclosures may be made in compliance with the federal securities laws;

      overseeing the preparation of annual, quarterly and current reports and proxy statements and all other reports that the Company is required to file or submit to the SEC;
      evaluating, under the direction of the Chief Executive Officer and Chief Financial Officer, the effectiveness of the Company's disclosure controls and procedures within 90 days prior to the filing of its Form 10-KSB and each Form 10-QSB;

      overseeing the preparation of the Company's public offering prospectuses and private placement memoranda;
      administering the Disclosure Guidelines discussed in Section IV below;
      addressing disclosure issues that arise from time to time, including considering the materiality of information; and
      performing such other tasks as may be assigned to it by the Chief Executive Officer or the Chief Financial Officer.

The Disclosure Committee will meet regularly to carry out its responsibilities. The Disclosure Committee shall consist of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Director of Corporate Communications and such other person(s) as the Chief Executive Officer or the Chief Financial Officer may from time to time designate. The current members are listed on Exhibit 1 to this Policy Statement.

C.  Disclosure Coordinator

The Chief Executive Officer and Chief Financial Officer shall jointly designate, from among the members of the Disclosure Committee, a Disclosure Coordinator who shall be responsible for:

  coordinating the activities of the Disclosure Committee;
  working with our various departments from which information considered for public disclosure is gathered to ensure that disclosure controls and procedures are properly documented, communicated, implemented and enforced;
  performing such other tasks as may be identified by the Chief Executive Officer, Chief Financial Officer and Disclosure Committee.

The current Disclosure Coordinator is identified on Exhibit 1 to this Policy Statement.

IV.        Guidelines for Corporate Disclosure

    Confidentiality

    Because premature disclosure of confidential information, whether or not inadvertent, could trigger a duty to publicly disclose such information, it is the Company's policy that information about the Company and its business should remain confidential until such time as the Company is prepared to disclose it publicly. Accordingly, the Company's directors, executive officers and employees should not discuss nonpublic Company matters or developments relating to the Company with anyone outside of the Company (including family members and friends) except as required in the performance of such person's regular employment or, in the case of our directors, their fiduciary duties. Similarly, all such persons should refrain from discussing our affairs in public or quasi-public areas where conversations may be overheard (for example, airplanes, restaurants, and elevators).

    To ensure consistency in the application of this Disclosure Policy, it is the Company's policy that, unless otherwise specified in this Policy Statement or as authorized by the Disclosure Committee, any public communication on the Company's behalf shall be made by authorized Company Spokespersons (as defined below).

    Categories of People Covered by Regulation FD

On August 10, 2002, the United States Securities and Exchange Commission adopted Regulation FD with the intention of limiting the selective disclosure of material, nonpublic information to securities analysts and others. Because Regulation FD places special responsibilities on certain categories of individuals or otherwise treats them specially, for convenience this Policy Statement will use certain defined terms to refer to these categories, as follows:

    "Market Professionals or Stockholders" - Regulation FD applies special rules to communications with certain categories of individuals referred to in this Policy Statement as "Market Professionals or Stockholders." These include:
      Broker/dealers and their associated persons, including sell-side analysts,
      Investment advisors, institutional investment managers, hedge funds, and their associated persons, including buy-side analysts,
      Investment companies (mutual funds) and their affiliated persons, and
      Any stockholder or other holder of the issuer's securities.
    "Senior Officials" - Regulation FD defines "Senior Officials" to mean any director, executive officer, investor relations or public relations officer or other person with similar functions. The individuals who currently are our Senior Officials are listed on Exhibit 1 to this Policy Statement. The definition of Senior Official is important principally because all Senior Officials are deemed to be "FD Persons" (see below).

    "FD Persons" - Regulation FD imposes special responsibilities on any "person acting on behalf of an issuer." Regulation FD defines "person acting on behalf of an issuer" to mean any Senior Official or any other officer, employee or agent of the issuer who regularly communicates with Market Professionals or Stockholders. Such persons may include individuals at an outside public relations or investor relations firm. This Policy Statement refers to anyone who falls within this definition as an "FD Person." The individuals who currently are FD Persons (in addition to our Senor Officials) are listed on Exhibit 1 to this Policy Statement. NO person who is not an FD Person is authorized to perform the functions of an FD Person.
    "Spokespersons" - Not all FD Persons ordinarily will be called upon to communicate with securities analysts, institutional investors or representatives of the media. The individuals who ordinarily will be called upon to perform these functions are listed on Exhibit 1. In this Policy Statement, we refer to these individuals as our "Spokespersons."
    Material Information

An important focus on the federal securities laws is on the disclosure of material information. Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if it would significantly alter the total mix of information available to investors. In Regulation FD, the SEC provided a nonexclusive list illustrating the types of information or events that the SEC believes must be reviewed carefully to determine whether they are material, including:

      Earnings information;
      Mergers, acquisitions, tender offers, joint ventures, or changes in assets;
      New products and discoveries;
      Developments regarding customers or suppliers (such as the acquisition or loss of a contract);
      Changes in control or in management;
      Changes in outside auditor or notification by the auditor that the issuer may no longer rely on an auditor's report;
      Events regarding the issuer's securities, for example, defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of security holders and public or private sales of additional securities; and
      Bankruptcies or receiverships.

The SEC has made clear in another recent release that there are no numerical thresholds that may be used to determine whether information is material. For example, there is no "rule of thumb" that a development that has less than a 5% effect on net income is immaterial per se. Materiality must be evaluated by reference to all the relevant circumstances. In this regard, potential market sensitivity to the information is a key consideration.

C.     Materiality Determinations by Disclosure Committee

Whenever questions arise about whether information constitutes material non-public information, the Company's FD Persons will confer with the Disclosure Coordinator. The Disclosure Coordinator, in turn, may elect to confer with other members of the Disclosure Committee or to call a meeting of the Disclosure Committee if he or she believes it is appropriate. The Disclosure Coordinator or any Disclosure Committee members also may elect to consult with outside counsel, if necessary.

D.    Updating Lists of Senior Officials, FD People, and Spokespersons

The Disclosure Coordinators (or designees) will be responsible for periodically updating the lists of individuals, such as Senior Officials, FD Persons and Spokespersons appearing on Exhibit 1.

E.    Dealing with Market Professionals, Stockholders and Other Inquiries

      Guidance

      To promote compliance with Regulation FD, it is the Company's policy not to provide formal or informal guidance, whether direct or indirect, to Market Professionals or Stockholders with respect to earnings or other material financial projections except as part of regular, quarterly press releases and subsequent conference calls.

      Meetings, Telephone Calls or Other Communications with Market Professionals and Stockholders.

      FD Persons will seek never to disclose material non-public information in meetings, telephone calls or other communications with Market Professionals or Stockholders. Participants in such meetings or telephone calls will include one or more of the Spokespersons, whenever possible. During these conferences, our representatives may present historical information in an organized manner, such as in graphical form, to illustrate trends in our business or in the industry in general. Company representatives also may provide immaterial background information to help Market Professionals or Stockholders fill in elements of a "mosaic" of information, but they should seek never to provide material non-public forward-looking information, particularly financial projections, during any such meeting or other communication. While these Guidelines do not prohibit exchanges of e-mail correspondence with Market Professionals or Stockholders, FD Persons should exercise particular caution in interacting with Market Professionals and Stockholders through e-mail.

      Analyst Models and Reports

      Upon request by a Market Professional or Stockholder, a Spokesperson may elect to review drafts of analysts' models or reports. It is the Company's policy, however, not to comment on analysts' projections or their statements and conclusions about us, other than to correct factual errors by reference to information already in the public domain. In addition, no officer should allow himself or herself to be quoted in an analyst report. Absent unusual circumstances, the Company does not distribute copies of analyst reports to stockholders or others as part of investor relations kits. If the Disclosure Committee should determine to make an exception to his policy, care should be taken to include a full spectrum of opinions from a broad range of analysts and appropriate disclaimers of the content of the analysts' reports.

      Site Visits

      While Company officers may from time-to-time make "road show" style presentations to Market Professionals or Stockholders, it is Company policy to seek never to disclose material non-public information during these meetings.

      Investment Bank Sponsored Conferences and Road Shows

      As with one-on-one meetings with Market Professionals or Stockholders, FD Persons must proceed with great caution at investor conferences, such as those sponsored by investment banks, and on road shows. Such representatives should apply the same disclosure guidelines to these meetings that they would to one-on-one meetings with Market Professionals or Stockholders.

      Trade Shows

      Although the target audience at trade shows generally does not include Market Professionals or Stockholders, the Company nevertheless requires participants in trade shows to comply with these Guidelines. In particular, it is the Company's policy not to disclose material non-public information at trade shows. To confirm that participants in such trade shows understand and abide by these Guidelines with respect to disclosure of material information, the members of the Disclosure Committee will take such steps as they deem appropriate in the circumstances to ensure that supervisors, as appropriate, are familiar with these Guidelines. In addition, press releases will be issued to announce new collaborations or other material developments prior to or concurrently with any disclosure at a trade show.

      The Press

The Company has a policy of not disclosing material non-public information to individual representatives of the press without first issuing a press release or otherwise making a broadly disseminated announcement. However, it is permissible to disclose material information to members of the press who have agreed (orally or in writing) to keep the information confidential while they are preparing an article and until such time as the information can be broadly publicized. It is also permissible to disclose material information to publication (such as The Wall Street Journal) that can assure broad dissemination of the information. Contracts with the news media should be only by one or more of Spokespersons, whenever possible.

    Earnings Announcements and Conference Calls
      Earnings Announcement and Quarterly Outlook

      Following the end of each quarter, the Company will issue a press release to report results of operations for that quarter and to provide quarter-to-quarter and period-to-period comparisons. The Company will generally issue this release two to four weeks following the end of the quarter. In the event that such release contains projected financial information, each discussion of these projections will contain appropriate disclosure indicating that the projections are based on current expectations and that actual results may cause results to differ and a reference to appropriate risk factor disclosure in a recently filed SEC report, such as a Form 10-K or Form 10-Q, and will not state or imply that we have a duty to disclose or update projections in the future.

      Quarterly Conference Calls/Webcasts

      Shortly after issuance of its quarterly earnings release, the Company may make a presentation about the results of operations for that quarter on a conference call and/or webcast. Absent unusual circumstances, each conference call or webcast will begin with prepared remarks by Spokespersons, including a reference to filed risk factor disclosure.

      Absent unusual circumstances, each such call will be open to securities analysts, stockholders, the media and other interested parties. The Company will announce the date and time of the call on its Web site and in a press release inviting anyone who may be interested to listen to the call or have access to the call via the Internet (or otherwise provide at least two business days advance notice to the public of the time and date of the call, with instructions as to how to access the call). The release or notice will provide dial-in instructions and/or a web site address for the call. Although anyone who may be interested will be permitted to listen to the call, the Company may choose to permit only securities analysts or other designated individuals to ask questions during the question and answer period.

      Blackout Periods

      Absent unusual circumstances, the Company will not discuss with Market Professionals or Stockholders or otherwise comment on our financial or business performance or prospects during the period beginning seven days before the end of the quarter and ending after the quarterly conference call. If circumstances are such that it is appropriate to comment on such matters during this period, the Company will do so only by way of a press release, as contemplated below.

      Pre-Release

In some circumstances, it may be desirable for the Company to provide information regarding expected financial or business performance (such as information regarding expectations for revenues and net income for the quarter) before the Company is prepared to issue its quarterly earnings release. For example, such a release might be appropriate when there is a concern that materially positive or negative news may have leaked, or for other reasons. The determination whether to pre-release information about a quarter and what information to include in such a release must be made on a case-by-case basis and will be made by members of the Disclosure Committee, who may seek the advice of outside counsel at their discretion.

    Disclosure in Periodic SEC Filings

    The Company's policy is to include detailed disclosure in the quarterly "Management's Discussion and Analysis" ("MD&A") section of its 10-QSBs and 10-KSBs filed with the SEC that generally covers all material facts and other historical topics that the Company has covered in its quarterly conference calls, or that the Company expects to cover in private discussions with investors and analysts. The Company will also endeavor to include in the MD&A a detailed discussion of known trends and uncertainties affecting the Company's business (subject to risk factor disclosure). In addition to providing investors with additional historical and forward-looking information regarding Company business, this approach will increase flexibility in communicating with Market Professionals and Stockholders in accordance with the guidelines in Section IV.B above.

    Inadvertent Disclosures

The Company recognizes the possibility of inadvertent disclosure of material non-public information, such as in an informal meeting with a Market Professional or Stockholder. It is the Company's policy to promptly disclose through a press release or through a filing on Form 8-K with the SEC any material non-public information inadvertently disclosed by an FD Person to a Market Professional or Stockholder. Accordingly, when a Senior Official becomes aware of a potential inadvertent disclosure of non-public information that may be material, he or she should confer with the Disclosure Coordinators to determine whether the information is material in accordance with the procedures set forth in Section IV.C of this Policy Statement. If the information is determined to be material, the Disclosure Coordinators, in consultation with the members of the Disclosure Committee if appropriate, will determine the appropriate manner of disclosing the information and also may elect to confer with outside counsel in making this determination. Regardless of the means used to make the disclosure, the material information will be disseminated before the later of (i) 24 hours from the Senior Official becoming aware of the disclosure or (ii) the next opening of trading of the Company's common stock following the Senior Official's becoming aware of the disclosure.

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